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                                                                   EXHIBIT 99.1

Contacts:
     Caraco Pharmaceutical -- Jitendra N. Doshi or Bob Kurkiewicz
     P:313 871-8400 Marcotte Financial Relations - Mike Marcotte P:248 656-3873

CARACO PHARMACEUTICAL REPORTS
RESIGNATION OF TWO DIRECTORS
Search for new independent directors on                   For Immediate Release


         DETROIT, November 19, 2003 -- CARACO PHARMACEUTICAL LABORATORIES, LTD. (Amex: CPD) announced today that Jay F. Joliat, 46, has resigned from the Board of Directors to devote more time to his business interests, including a new real estate development venture, and that Dr. Phyllis Harrison-Ross, 66, has also resigned from the Board of Directors to concentrate her energies on expanding the use of e-health technologies in the delivery of patient care. Mr. Joliat stated that he was pleased to be leaving the Company in a stronger position than when he joined the Board in 1995. Mr. Jitendra N. Doshi, CEO, stated that "Caraco appreciates both Mr. Joliat's and Dr. Harrison-Ross' many years of valued service as independent members of Caraco's Board and committees, and wishes them much success in the future." Mr. Doshi added that Caraco, which currently has no independent directors, would commence an immediate search for independent directors. Pursuant to Caraco's request for an extension, Amex has granted Caraco 60 days to appoint two independent directors to bring Caraco into compliance with Amex audit committee requirements.

Mr. Doshi also stated that: "Caraco continues to be on track to meet its sales guidance for the year of $45 million."

Detroit-based Caraco Pharmaceutical Laboratories, Ltd., develops, manufactures and distributes generic and private-label prescription drugs to some of the nation's largest distributors, drugstore chains, healthcare systems and state and federal agencies.

Safe Harbor. This news release contains forward-looking statements made pursuant to the safe-harbor provisions of the Private Securities Litigation Reform Act of 1995. Such statements are based on management's current expectations and are subject to risks and uncertainties that could cause actual results to differ materially from those described in the forward-looking statements. These risks and uncertainties are contained in the Corporation's filings with the Securities and Exchange Commission and include, among other factors, that information is of a preliminary nature and may be subject to further adjustment, not obtaining FDA approval for new products or delays in receiving FDA approvals, governmental restrictions on the sale of certain products, dependence on key personnel, development by competitors of new or superior products or cheaper products or new technology for the production of products, the entry into the

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market of new competitors, market and customer acceptance and demand for new pharmaceutical products, availability of raw materials, timing and success of product development and launch, integrity and reliability of the Corporation's data, lack of success of attaining full compliance with regard to regulatory and cGMP compliance, and other risks identified from time to time in the Corporation's reports and registration statements filed with the SEC. The Corporation assumes no responsibility to update forward-looking statements.